As filed with the Securities and Exchange Commission on September 13, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CROSSFIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Kansas	26-3212879
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

11440 Tomahawk Creek Parkway, Leawood, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

CROSSFIRST BANKSHARES, INC.
2018 OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

Aisha Reynolds
General Counsel & Corporate Secretary
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
(Name and address of agent for service)

(913) 312-6822
(Telephone number, including area code, of agent for service)

with copies of communications to:

C. Robert Monroe, Esq.
James S. Swenson, Esq.
B. Scott Gootee, Esq.
Stinson LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,600,000	$14.31	$37,206,000	$4,509.37

(1)This Registration Statement on Form S-8 (this "Registration Statement") covers an aggregate of 2,600,000 shares of common stock, par value $0.01 per share (the "Common Stock") of CrossFirst Bankshares, Inc., a Kansas corporation (the "Company" or "Registrant"), reserved for issuance under the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Plan as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of stock splits, stock dividends or similar transactions.

(2)The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act and are based upon the average of the high and low prices of the Registrant's common stock reported on the Nasdaq Global Select Market on September 11, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except for the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:

(1) The Registrant's prospectus filed on August 15, 2019 pursuant to Rule 424(b) under the Securities Act relating to the Registrant's registration statement on Form S-1 originally filed by the Registrant on July 18, 2019, as amended on Form S-1/A on July 29, 2019 and August 5, 2019 (File No. 333-232704) (the "Form S-1 Registration Statement"); and

(2) The description of the Common Stock under the caption "Description of Capital Stock" contained in the prospectus forming part of the Registrant's Form S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Registrant's Registration Statement on Form 8-A (File No. 001-39028), filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on August 9, 2019, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-6305 of the Kansas General Corporation Code ("KGCC") provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorneys' fees, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding, or in defense of any claim, issue or matter therein, Section 17-6305 of the KGCC provides that such director, officer, employee or agent will be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorneys' fees.

The Registrant's articles of incorporation and bylaws provide that the Registrant will indemnify each of officers and directors to the fullest extent permitted by applicable law (including applicable federal or state banking laws or regulations including, without limitation, 12 C.F.R. Part 359 or any successor provision), and that any modification or repeal of the Registrant's articles of incorporation or bylaws will not adversely affect this indemnification right of officers and directors with respect to any act or omission occurring prior to such modification or repeal. The Registrant's bylaws further provide that any expenses (including attorneys' fees) actually and reasonably incurred by officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by the Registrant in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that such officer or director was not entitled to be indemnified (including if any such advancement of expenses is prohibited under any applicable federal or state banking laws or regulations including, without limitation, 12 C.F.R. Part 359 or any successor provisions).

As permitted by Section 17-6002(b)(8) of the KGCC, the Registrant's articles of incorporation eliminate a director's liability to the Registrant and the Registrant's stockholders for monetary damages for breach of a fiduciary duty as a director, except in connection with (i) any breach of the director's duty of loyalty to the Registrant or the Registrant's stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 17-6424 of the KGCC (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant's bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in the Registrant's articles of incorporation or bylaws, any agreement, the vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Company may have to provide additional indemnification with respect to the same or different persons or classes of person. The Registrant's bylaws further authorize the Registrant to purchase and maintain insurance on behalf of officers and directors and the Registrant has obtained insurance to cover such individuals for certain liabilities.

The Registrant has entered into indemnification agreements with each of current officers and directors, and the Registrant anticipates that the Registrant will enter into indemnification agreements with each of future directors and officers, that provide these individuals with a contractual right to indemnification from the Registrant to the fullest extent permitted under Kansas law against any liability that may arise by reason of their service to the Registrant, and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification agreement supplements and clarifies existing indemnification provisions of the Registrant's articles of incorporation and bylaws and, in general, provides for indemnification to the fullest extent not prohibited by the KGCC, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

Federal banking law, which is applicable to the Registrant as a bank holding company and to CrossFirst Bank, a wholly-owned subsidiary of the Registrant (the "Bank"), as an insured depository institution, limits the Registrant's and the Bank's ability to indemnify their directors and officers. Neither the Bank nor the Registrant may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Registrant or the Bank's affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Bank, or the Registrant, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines in writing that the indemnified person acted in good faith and in a manner he/she believed to be in the best interest of the institution, (ii) determines after investigation that making indemnification payments would not affect the Registrant's safety and soundness or the safety and soundness of the Bank, as the case may be, (iii) if the indemnified party agrees in writing to reimburse the Registrant or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible, and (iv) determines that the indemnification payments would not otherwise be prohibited by federal banking law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, the Registrant's ability to provide indemnification to directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. § 1828(k).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Articles of Incorporation of CrossFirst Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Form S-1 filed on July 18, 2019, File No. 333-232704).

4.2*	Amendment to Articles of Incorporation of CrossFirst Bankshares, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Form S-1 filed on July 18, 2019, File No. 333-232704).

4.3*	Bylaws of CrossFirst Bankshares, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Form S-1 filed on July 18, 2019, File No. 333-232704).

5.1	Opinion of Stinson LLP

23.1	Consent of BKD, LLP

23.2	Consent of Stinson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1*	CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan (filed as Exhibit 10.15 to the Registrant's Form S-1 filed on July 18, 2019, File No. 333-232704).

* Incorporated herein by reference as indicated.

Item 9. Undertakings.

a.The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on this 13th day of September, 2019.

CROSSFIRST BANKSHARES, INC.

By:	/s/ George F. Jones, Jr.
George F. Jones, Jr.
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George F. Jones, Jr., David O'Toole and Aisha Reynolds, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/Rod Brenneman	Director (Chairman)	September 13, 2019

Rod Brenneman

/s/George F. Jones, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	September 13, 2019

George F. Jones, Jr.

/s/ David O'Toole	Director, Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2019

David O'Toole

/s/ Michael J. Maddox	Director, Bank President and Chief Executive Officer	September 13, 2019

Michael J. Maddox

/s/ George Bruce	Director	September 13, 2019

George Bruce

/s/ Steven W. Caple	Director	September 13, 2019

Steven W. Caple

/s/ Ron Geist	Director	September 13, 2019

Ron Geist

/s/ Jennifer Grigsby	Director	September 13, 2019

Jennifer Grigsby

/s/ George E. Hansen III	Director	September 13, 2019

George E. Hansen III

/s/ Lance Humphreys	Director	September 13, 2019

Lance Humphreys

Signature	Title	Date
/s/ Mason King	Director	September 13, 2019

Mason King

/s/ James W. Kuykendall	Director	September 13, 2019

James W. Kuykendall

/s/ Kevin Rauckman	Director	September 13, 2019

Kevin Rauckman

/s/ Michael Robinson	Director	September 13, 2019

Michael Robinson

/s/ Jay Shadwick	Director	September 13, 2019

Jay Shadwick

/s/ Grey Stogner	Director	September 13, 2019
Grey Stogner

/s/ Stephen K. Swinson	Director	September 13, 2019

Stephen K. Swinson